                                                                      EXHIBIT 44



                                           [LETTERHEAD OF CHICAGO AND
                                           NORTH WESTERN TRANSPORTATION COMPANY]
Release Date:  Immediate

Media Contact: Debra M. Smith
               (312) 559-6186

                                           News Release
                                           ------------

                CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY
                -----------------------------------------------
                       ANNOUNCES FIRST QUARTER EARNINGS
                       --------------------------------


Chicago, Illinois, April 20, 1995 -- The Chicago and North Western Transportation Company (NYSE:CNW) today announced first quarter 1995 net income of $26.7 million, or 58 cents per share, including an after-tax charge of $3.9 million, or 9 cents per share, for expenses related to the previously announced acquisition of the CNW by the Union Pacific Corporation. Excluding the acquisition related expenses, first quarter net income would have been $30.6 million, or 67 cents per share, nearly double the $16.0 million, or 35 cents per share, reported in the first quarter of 1994.

  First quarter operating revenues increased 12 percent to $307.0 million from $273.9 million, while operating expenses increased 5 percent to $237.8 million from $225.7 million. Operating income increased to $69.2 million from $48.2 million. The first quarter operating ratio was 77.5 percent, an improvement of
4.9 percentage points compared to the first quarter of 1994. Volume grew 10 percent as the railroad handled 673,036 loads compared to 610,535 loads during the first three months of 1994.

  Union Pacific's cash tender offer for all of CNW's outstanding common stock at $35 per share is scheduled to expire at midnight, April 24, 1995.

  The Chicago and North Western Transportation Company is the holding company for the Chicago and North Western Railway Company, a leading railroad freight hauler in the central transcontinental corridor and major transporter of coal, grain and double-stack containers.

  A first quarter statement of operations is attached.

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       CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF INCOME


                          Three Months Ended March 31

                (Dollars in millions except per share amounts)
                                  (Unaudited)


                                                                  Percent
                                                                    +Inc.
                                               1995       1994      -Dec.
                                             --------   --------  -------


Operating Revenues.......................    $  307.0   $  273.9     +12
Operating Expenses.......................       237.8      225.7     + 5
                                             --------   --------  -------
Operating Income.........................        69.2       48.2     +44
Other Income (loss)......................        (3.1)       0.2     N/M
Interest Expense.........................        25.0       22.6     +11

                                             --------   --------  -------
Income Before Income Taxes...............        41.1       25.8     +59
Income Taxes.............................        14.4        9.8     +47
                                             --------   --------  -------

Net Income...............................    $   26.7   $   16.0     +67
                                             ========   ========  =======
Earnings Per Share.......................    $   0.58   $   0.35     +66
                                             ========   ========  =======

Average Shares Outstanding (MM)..........      45,731     45,305     + 1


NOTE:

First quarter 1995 results included an after-tax charge of $3.9 million, or 9 cents per share, related to the previously announced acquisition of CNW by the Union Pacific Corporation.